CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Spartan Ginnie Mae Fund of our report dated October 3, 1997, and Spartan Arizona Municipal Income Fund and Fidelity Export and Multinational Fund (formerly Fidelity Export Fund), of our reports dated October 6, 1997, on the financial statements and financial highlights included in the August 31, 1997 Annual Reports to Shareholders of Spartan Ginnie Mae Fund, Fidelity Export and Multinational Fund and Spartan Arizona Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.



/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 21, 1997